EXHIBIT (d)(1)(ii)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the 16th day of April, 2013 between VAN ECK ASSOCIATES CORPORATION, a corporation organized under the laws of the State of Delaware and having its principal place of business in New York, New York (the "Adviser"), and VAN ECK VIP TRUST, a Massachusetts Business trust having its principal place of business in New York, New York (the "Trust").

WHEREAS, the Trust is engaged in business as an open-end investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest with respect to Van Eck VIP Global Gold Fund (the “Initial Series”) and each of its other series; and in separate series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends to offer its shares in one or more such series, as listed in Exhibit A hereto, which may be amended from time to time to add or remove a series (each a "Fund"), and invest the proceeds in securities, and desires to retain the Adviser to render investment advisory services hereunder and with respect to which the Adviser is willing so to do;

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.	APPOINTMENT OF ADVISER.

The Trust hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	DUTIES OF ADVISER.

The Adviser shall furnish the following services and facilities to the Trust:

(a)	Investment Program.

The Adviser will (i) furnish continuously an investment program for the Fund; (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust (the “Board”)) what investments shall be purchased, held, sold or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested; (iii) make changes on behalf of the Trust in the investments; and (iv) make recommendations to the Board on the employment, retention and termination of investment sub-advisers to the Fund (each a “Sub-Adviser”), including the actions set forth in Exhibit B hereto. The Adviser also will manage, supervise and conduct such other

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EXHIBIT (d)(1)(ii)

affairs and business of the Trust and matters incidental thereto, as the Adviser and the Trust agree, subject always to the control of the Board and to the provisions of the Master Trust Agreement of the Trust dated January 7, 1987 (the “Master Trust Agreement”), the Trust's By-laws and the 1940 Act.

In carrying out its duties hereunder, as well as any other activities undertaken on behalf of the Fund pursuant to this Agreement, the Adviser shall at all times be subject to the control and direction of the Board.

(b)	Office Space and Facilities.

The Adviser will arrange to furnish the Trust office space in the offices of the Adviser, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities, and telephone service required for managing the investments of the Trust.

(c)	Personnel.

The Adviser shall provide executive and clerical personnel for managing the investments of the Trust, and shall compensate officers and Trustees of the Trust if such persons are also employees of the Adviser or its affiliates, except as otherwise provided herein.

(d)	Portfolio Transactions.

The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Trust with brokers or dealers selected by the Adviser, although the Trust will pay the actual brokerage commissions on portfolio transactions in accordance with Paragraph 3(d). In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Trust the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Trust and/or the other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised by the Adviser or its affiliates. Nothing in this Agreement shall preclude the combining of orders for the sale or purchase of securities or other investments with other accounts managed by the Adviser or its affiliates provided that the Adviser does not favor any account over any other account and provided that any purchase or sale orders executed contemporaneously shall be allocated in a manner the Adviser deems equitable among the accounts involved.

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EXHIBIT (d)(1)(ii)

(e)	Right to Receive Advice.
(i)	Advice of Fund. If the Adviser shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the respective Fund directions or advice.
(ii)	Advice of Counsel. If the Adviser or a Fund shall be in doubt as to any question of law involved in any action to be taken or omitted by the Adviser, it may request advice at the Fund’s cost from counsel of its own choosing (who may be counsel for the Adviser or the Fund, at the option of the Adviser).
(iii)	Protection of the Adviser. The Adviser shall be protected in any action or inaction which it takes in reliance on any directions or advice received pursuant to subsections (i) or (ii) of this paragraph which the Adviser, after receipt of any such directions or advice in good faith believes to be consistent with such directions or advice as the case may be. However, nothing in this paragraph shall be construed as imposing upon the Adviser any obligation (i) to seek such directions, or advice or (ii) to act in accordance with such directions or advice when received. Nothing in this subsection shall excuse the Adviser when an action or omission on the part of the Adviser constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its duties under this Agreement.
3.	EXPENSES OF THE TRUST

The Adviser shall not bear the responsibility for or expenses associated with operational, accounting or administrative services on behalf of the Trust not expressly assumed by the Adviser hereunder or pursuant to another agreement with the Trust. The expenses to be borne by the Trust include, without limitation:

(a)	charges and expenses of any registrar, stock, transfer or dividend disbursing agent, custodian, depository or other agent appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;
(b)	general operational, administrative and accounting costs, such as costs of calculating the Trust’s net asset value, the preparation of the Trust’s tax filings with relevant authorities and of compliance with any and all regulatory authorities;
(c)	charges and expenses of auditors and outside accountants;
(d)	brokerage commissions for transactions in the portfolio securities of the Trust;
(e)	all taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to Federal, state or other U.S. or foreign governmental agencies;
(f)	the cost of stock certificates representing shares of the Trust;
(g)	expenses involved in registering and maintaining registrations of the Trust and of its shares with the Securities and Exchange Commission and various states and other jurisdictions, if applicable;
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EXHIBIT (d)(1)(ii)

(h)	all expenses of shareholders' and Trustees' meetings, including meetings of committees, and of preparing, setting in type, printing and mailing proxy statements, quarterly reports, semi-annual reports, annual reports and other communications to shareholders;
(i)	all expenses of preparing and setting in type offering documents, and expenses of printing and mailing the same to shareholders (but not expenses of printing and mailing of offering documents and literature used for any promotional purposes);
(j)	compensation and travel expenses of Trustees who are not "interested persons" of the Adviser within the meaning of the 1940 Act;
(k)	the expense of furnishing, or causing to be furnished, to each shareholder statements of account;
(l)	charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust's corporate and financial structure, day to day legal affairs of the Trust and relations with its shareholders, issuance of Trust shares, and registration and qualification of securities under Federal, state and other laws;
(m)	the expenses of attendance at professional meetings of organizations such as the Investment Company Institute by officers and Trustees of the Trust, and the membership or association dues of such organizations;
(n)	the cost and expense of maintaining the books and records of the Trust;
(o)	the expense of obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act and the expense of obtaining and maintaining an errors and omissions policy;
(p)	interest payable on Trust borrowing;
(q)	postage; and
(r)	any other costs and expenses incurred by the Adviser for Trust operations and activities, including but not limited to the organizational costs of the Trust if initially paid by the Adviser.
4.	COMPENSATION

For the services and facilities to be provided to the Trust by the Adviser as provided in Paragraph 2 hereof, the Trust shall pay the Adviser a fee at the annual rate set forth in Exhibit A ("Annual Fee"). The Trust shall pay such amounts monthly, based on a Fund's average daily net assets, as reflected in the books and records of the Trust in accordance with procedures established from time to time by or under the direction of the Board.

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EXHIBIT (d)(1)(ii)

5.	TRUST TRANSACTIONS.

The Adviser agrees that neither it nor any of its officers, directors, employees or agents will take any long- or short-term position in the shares of the Trust; provided, however, that such prohibition shall not prevent the purchase of shares of the Trust by any of the persons above described for their account and for investment at the price (net asset value) at which such shares are available to the public at the time of purchase or as part of the initial capital of the Trust.

6.	RELATIONS WITH TRUST.

Subject to and in accordance with the Master Trust Agreement and By-Laws of the Trust and the Articles of Incorporation and By-Laws of the Adviser, respectively, it is understood (i) that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers, or otherwise; (ii) that directors, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and (iii) that the Adviser (or any such successor) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said Master Trust Agreement and By-laws.

7.	LIABILITY OF ADVISER AND OFFICERS AND TRUSTEES OF THE TRUST.

Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or law, or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates, except that no provision of this Agreement shall be deemed to protect the Adviser or such persons against any liability to the Trust or its shareholders to which the Adviser might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

8.	DURATION AND TERMINATION OF THIS AGREEMENT.
(a)	Duration.

This Agreement shall become effective on the date hereof for the Initial Series and on the effective date noted on Exhibit A (the “Effective Date”) for each additional Fund that may be added to Exhibit A from time to time. Unless terminated as herein provided, this Agreement shall remain in full force and effect for the following initial periods (each, an “Initial Period”): (i) from the date hereof through July 31, 2014 for the Initial Series and (ii) for each other Fund, for the period ending two years after the Fund’s Effective Date (or such shorter period as may be noted for the Fund on Exhibit A). After the applicable Initial Period, this Agreement shall continue in full force and effect for a Fund for periods of one year thereafter so long as such continuance is approved at least annually (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of the Fund, and (ii) in either event by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

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EXHIBIT (d)(1)(ii)

(b)	Termination.

This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees of the Trust or by vote of a majority of the outstanding shares (as defined in the 1940 Act), or by the Adviser, on sixty (60) days written notice to the other party.

(c)	Automatic Termination.

This Agreement shall automatically and immediately terminate in the event of its assignment.

9.	PRIOR AGREEMENT SUPERSEDED.

This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

10.	SERVICES NOT EXCLUSIVE.

The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others and to engage in other activities.

11.	MISCELLANEOUS.
(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
(b)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
12.	LIMITATION OF LIABILITY.

The term Van Eck VIP Trust means and refers to the Trustees from time to time serving under the Master Trust Agreement, as the same may subsequently thereto have been, or subsequently hereto be amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees and the Trust, acting as such, and neither such authorization by such officer shall be deemed to have been made by any of them personally, but shall bind only the assets and property of the Trust as provided in its Master Trust Agreement.

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EXHIBIT (d)(1)(ii)

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

VAN ECK VIP TRUST

By:	/s/ Laura I. Martinez
Name: Laura I. Martinez
Title: Assistant Vice President

VAN ECK ASSOCIATES CORPORATION

By:	/s/ Jonathan R. Simon
Name: Jonathan R. Simon
Title: Vice President

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EXHIBIT (d)(1)(ii)

EXHIBIT A

Fund	Annual Advisory Fee (as a % of average daily net assets)	Effective Date of Agreement
Van Eck VIP Global Gold Fund

•         0.75% of the first $500 million of average daily net assets of the Fund

•         0.65% of the next $250 million of average daily net assets of the Fund

•                  0.50% of average daily net assets of the Fund in excess of $750 million

April 16, 2013
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EXHIBIT (d)(1)(ii)

EXHIBIT B

The actions to be taken by the Adviser with respect to the employment, retention and termination of any Sub-Adviser shall include the following:

a.	perform periodic analysis and review of the performance by a Sub-Adviser of its obligations to a Fund, including without limitation, a review of the Sub-Adviser’s investment performance in respect of the Fund as compared with other accounts managed by the Sub-Adviser with similar investment strategies;
b.	prepare and present periodic reports to the Board regarding the investment performance of a Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board may reasonably request;
c.	review and consider any changes in the personnel of a Sub-Adviser responsible for performing the Sub-Adviser’s obligations to a Fund and make appropriate reports to the Board;
d.	review and consider any changes in the ownership or senior management of a Sub- Adviser and make appropriate reports to the Board;
e.	perform periodic in-person or telephonic diligence meetings (including without limitation as to investment matters, risk controls, compliance and such other matters as the Adviser may consider appropriate) with representatives of a Sub-Adviser;
f.	assist the Board and management of the Trust in developing and reviewing information with respect to the initial approval of the sub-advisory agreement with a Sub- Adviser and annual consideration of the agreement thereafter;
g.	at the request of the Board, prepare recommendations with respect to the continued retention of a Sub-Adviser or the replacement of a Sub-Adviser, as the case may be;
h.	at the request of the Board, identify potential successors to or replacements of a Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board a recommendation as to any such successor, replacement, or additional Sub-Adviser;
i.	designate and compensate from its own resources such personnel as the Adviser may consider necessary or appropriate to the performance of its services hereunder;
j.	perform such other review and reporting functions as the Board shall reasonably request consistent with this Agreement and applicable law; and
k.	otherwise perform the obligations under this Agreement relating generally to the investment program of a Fund to the extent not delegated to a Sub-Adviser.

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